Bettlistrasse 35, 8600 Dübendorf, Switzerland Facsimile (702) 387 72 40

November 16, 2007 VIA FACSIMILE (702) 866 2689 Condor Gold Corporation 56 Temperance Street Suite 600 Toronto, ON Canada M5H 3V5

Dear Sirs:

Re: Memorandum of Agreement between Hemis Corporation (“Hemis”) and Condor Gold Corporation (“Condor Gold”) regarding the Anchor Point Gold Project

Further to our recent discussions in relation to the acquisition by Condor Gold of certain prospective rights of Hemis in relation to certain offshore gold permits known as the Anchor Point Gold Project, located in Cook Inlet, Alaska (hereinafter collectively referred to as the “Property”), this memorandum of agreement (the “Agreement”) records the mutual agreement of Hemis and Condor Gold as regards the Property.

Whereas Hemis acquired certain rights and title in and to the Property as further defined pursuant to that agreement between Hemis and Aspen Exploration Corporation dated January 8, 2007, in respect of the Property (the “Anchor Point Agreement”) as disclosed by Hemis in its registration Statement on Form SB-2 filed with the United States Securities and Exchange Commission on April 18, 2007, and incorporated into this Agreement by this reference. And whereas Hemis wishes to grant to Condor Gold the option to purchase an interest in Hemis’ rights to commercialize the Property subject to the Anchor Point Agreement (collectively the “Rights”)

And whereas Condor wishes to acquire either an undivided forty-nine percent (49%) interest or an undivided sixty percent (60%) interest in and to the Rights, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledges by Hemis and by Condor Gold, the parties agree as follows:

1. In consideration of the payment of One United States Dollar (US$1.00) by Condor Gold to Hemis, Hemis grants to Condor Gold, an exclusive and irrevocable option to acquire either an undivided forty-nine percent (49%) interest (the “49% Option”) or an undivided sixty percent (60%) interest (the “60% Option”) in and to the Rights. The 49% Option and the 60% Option are sometimes interchangeably referred to as the Option.

2. Condor Gold may exercise the 49% Option by paying USD$2,000,000 to Hemis in accordance with the following schedule:

(a)	USD$100,000 within 5 business days following the date of this Agreement; and

(b)	USD$1,900,000 within 12 months from the date of this Agreement.

3. Subject to Condor Gold making each of the payments to Hemis in accordance with above Section 2, Condor Gold may exercise the 60% Option by paying an additional $2,000,000 to Hemis in accordance with the following schedule:

(a)	USD$500,000 within 18 months from the date of this Agreement; and

(b)	USD$1,500,000 within 24 months from the date of this Agreement.

4. Condor Gold shall have the right to accelerate the Option payments pursuant to above sections 2 or 3 at any time during the option period in order to accelerate the exercise of the Option. Any payments made by Condor Gold in respect of this Agreement that are in excess of those required hereunder will be carried forward and be applied to future required payments. The Option shall be automatically exercised upon Condor Gold making all the applicable payments set forth above in either Section 2 or Section 3 in respect of the Option (as applicable), and by satisfying all other requirements of this Agreement. Upon exercise of the Option in accordance with above Section 2, Condor Gold shall have earned and acquired an undivided forty-nine percent (49%) interest in and to Rights. Upon exercise of the Option in accordance with this above Sections 2 and 3, Condor Gold shall have earned an undivided sixty percent (60%) interest in and to the Rights.

If Condor Gold fails to exercise the Option in full it shall not be entitled to a proportional or pro-rated interest in the Rights. Notwithstanding anything to the contrary herein, Condor Gold acknowledges that the Rights do not include a right to own or to hold title to the Property.

5. Upon the due exercise of the 49% Option by Condor Gold, Hemis and Condor Gold shall enter into an industry standard joint venture agreement (the “Joint Venture Agreement”) which, unless otherwise agreed by the parties shall be in a form substantially similar to the Model Form Exploration Development and Mine Operating Agreement Form 5A, published by the Rocky Mountain Mineral Law Foundation in Colorado, USA, which shall provide for the parties to share all future costs, expenses and revenues in respect of the exploitation of the Rights, with Hemis an initial fifty-one percent (51%) interest, and Condor Gold having an initial forty-nine percent (49%) interest. Thereafter, if Condor Gold exercises the 60% Option, the Joint Venture Agreement shall be amended to provide a 40% total interest to Hemis and a 60% total interest to Condor Gold. The terms and documentation evidencing formation of the joint venture shall include, without limitation, the following:

(a)	Hemis shall remain the sole operator of the Property;

(b)	pro rata sharing of all costs and expenses and revenues relating to the ongoing development or operation of the Property;

(c)	a definition of expenditures including but not limited to the items listed under the definition of expenditures in this Agreement;

(d)

dilution, pro rata, according to deemed contributions and actual contributions, should either party elect not to contribute its proportionate share of the costs and expenses of any work program under the joint venture and the other party actually contributes such pro rata share of the costs and expenses, and accelerated dilution 100% above the standard rate of a party elects to contribute to a work program and later defaults in respect of a cash call in respect of such work program;

(e)

a “Right of First Refusal” which shall apply to a transfer, direct, or indirect, of all or part of a party’s interest, including any royalty interest, in the joint venture or the Property; provided that such Right of First Refusal shall not arise from the internal corporate reorganization of such party or the acquisition or merger of an affiliate which is to be the ultimate holding company of such party;

(f)	management of the joint venture by a management committee, which shall make decisions by majority vote, with each party having a percentage of votes equal to its participating interest;

(g)

the rights of the non-operator in the event the operator elects not to proceed to place the Property into commercial production or in the event commercial production is achieved, to either curtail or suspend commercial production;

(h)

appointment of Hemis as the manager and operator with responsibility to conduct all operations in a good, workmanlike and efficient manner in accordance with sound mining practice, industry standards and applicable laws with the right of the operator to charge the fees included in Expenditures; and

(i)	other terms normally in mineral industry joint venture agreements including provision for binding arbitration to settle disputes.

6. Condor Gold agrees that any properties or rights acquired by Condor Gold within 5 kilometers of the outside perimeter of the Property shall be subject to this Agreement and, as applicable, to the Joint Venture Agreement.

7. Condor Gold shall not disclose, without the consent of Hemis, any financial and business information concerning the business, affairs, plans, programs, know-how, data and other information of Hemis which are delivered by Hemis to Condor Gold or created by Condor Gold in connection with this Agreement (collectively the “Confidential Information”). Condor Gold hall not be bound by the foregoing limitation in the event (i) the Confidential Information is otherwise disseminated and becomes public information or (ii) Condor Gold is required to disclose the Confidential Informational pursuant to a subpoena or other judicial order.

8. Each party represents and warrants to the other that it is a duly incorporated and validly subsisting corporation under applicable laws and has all the corporate power and authority to perform its obligations under this Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

9. Hemis represents and warrant to Condor Gold that the Rights are and will remain, for the duration of this agreement, free and clear of all free and clear of any encumbrances or claims of any description, except as otherwise disclosed herein.

10. At any time prior to exercising the 49% Option, Condor Gold may terminate this Agreement by giving written notice to Hemis. Further, this Agreement shall terminate automatically upon failure by Condor Gold to make any payment in respect of the 49% Option. Condor Gold’s right to exercise the 60% Option shall expire upon failure by Condor Gold to make any applicable payment in respect of the 60% Option, however this agreement shall not terminate upon such failure. Upon termination of this Agreement, Condor Gold shall promptly deliver or return to Hemis all copies of any Confidential Information received or created by Condor Gold prior to the date of such termination and Condor Gold shall destroy all copies thereof.

11. The parties agree to cooperate fully and completely with respect to any reports or press releases in respect of the Property or the Exploration Program. The parties further agree to deliver all further documents and perform such further acts as may be required in order to give full effect to the intent of this Agreement.

12. Neither party may assign its rights or obligations pursuant to this Agreement without the prior written consent of the other and provided that such assignee first enters into an agreement with the non-assigning party to be bound by all of the terms and conditions of this Agreement. Neither party shall unreasonably withhold its consent to any proposed assignment, it being understood that a reasonably held concern about a proposed assignee’s present or future financial stability or environmental work practices shall be a valid reason for either party to withhold such consent. The assigning party shall provide full written details of any proposed assignment to the non-assigning party who shall either provide its written consent or refusal in respect of the assignment in question within 10 business days following receipt of such assignment, failing which the non-assigning party shall be deemed to have consented to the assignment. Notwithstanding the foregoing, either party may assign its right to receive any payments, profits or royalties hereunder.

13. This Agreement may be signed by facsimile and in counterparts, and replaces all prior agreement and understandings between the parties in respect of the subject matter herein. The parties may enter into a long form agreement embodying the terms herein and other terms, but until such time, this Agreement shall remain binding.

14. All notices to be given pursuant to this Agreement shall be given in writing and shall be sent by facsimile, by registered mail, postage paid, or delivered, either personally or by express delivery service to the party to be notified. Notice to each party shall be deemed to have been duly given within 48 hours after mailing, or upon actual delivery with confirmation of receipt upon personal delivery by courier or delivery by facsimile.

This offer shall become null and void on November 23, 2007, at 12:00 AM, PST. If Condor Gold agrees to the terms and conditions herein, please acknowledge Condor Gold’s acceptance by dating and signing in the spaces provided below and returning one signed copy of the Agreement by facsimile to the sender by November 23, 2007. This agreement shall thereby become effective as of November 23rd, 2007 (the “Effective Date”)

Yours Truly,

HEMIS CORPORATION

Per: /s/ Norman Meier
Norman Meier
President

ACCEPTED AND AGREED as of November 16, 2007 by:
CONDOR GOLD CORPORATION
Per: /s/ Norman Meier
Its: CEO, President
Print Name: Norman Meier
Date: 16th November 2007